Exhibit 99.1

ConocoPhillips Reports First-Quarter Net Income of $4.1 Billion Or $2.62 Per Share

HOUSTON--(BUSINESS WIRE)--ConocoPhillips (NYSE:COP):

Earnings at a glance
	First Quarter
	2008	2007
Net income	$4,139 million	3,546 million
Diluted income per share	$2.62	2.12
Revenues	$54.9 billion	41.3 billion

ConocoPhillips (NYSE:COP) today reported first-quarter net income of $4,139 million, or $2.62 per share. This compared with $3,546 million, or $2.12 per share, for the same quarter in 2007. Revenues were $54.9 billion, versus $41.3 billion a year ago.

“Although we delivered solid financial results during the first quarter, unplanned downtime negatively impacted our performance,” said Jim Mulva, chairman and chief executive officer. “Our upstream business produced 2.25 million BOE per day, including our estimated share of LUKOIL’s production, and we benefited from higher commodity prices. In the downstream business, our worldwide refining crude oil capacity utilization rate was 89 percent and we were impacted by significantly lower realized margins.

“During the quarter, we generated $6.6 billion of cash from operations and $0.4 billion in proceeds from asset dispositions. This enabled us to repurchase $2.5 billion of ConocoPhillips common stock, fund $3.5 billion of our capital program, and pay $0.7 billion in dividends. We ended the quarter with debt of $21.5 billion, a debt-to-capital ratio of 19 percent and a cash balance of $1.4 billion.”

The results for ConocoPhillips’ business segments follow.

Exploration and Production (E&P)

E&P first-quarter net income was $2,887 million, up from $2,608 million in the previous quarter and $2,329 million in the first quarter of 2007. The increase from the fourth quarter of 2007 was primarily due to higher commodity prices, partially offset by reduced volumes and the absence of fourth-quarter 2007 benefits related to a Canadian federal tax-rate change and the extinguishment of the Hamaca project financing.

The increase from the first quarter of 2007 was primarily due to higher commodity prices, partially offset by higher taxes, lower volumes, a reduced net benefit from asset rationalization efforts, and increased operating costs.

Daily production from the E&P segment, including Canadian Syncrude and excluding the LUKOIL Investment segment, averaged 1.79 million barrels of oil equivalent (BOE) per day, a decrease from 1.84 million BOE per day in the previous quarter and 2.02 million BOE per day in the first quarter of 2007. The production decrease from the previous quarter was primarily due to unplanned downtime in the U.S. Lower 48, largely as a result of the shutdown of a non-operated natural gas processing plant in the San Juan Basin. In addition, volumes were negatively impacted by the absence of one-time, fourth-quarter natural gas liquids volume adjustments in the Lower 48. These decreases were partially offset by higher production in the Timor Sea as a result of less planned downtime.

The production decrease from the first quarter of 2007 was primarily due to the expropriation of the company’s Venezuelan oil projects and ConocoPhillips’ exit from Dubai, as well as normal field decline and unplanned downtime in the Lower 48. This decrease was partially offset by production from new developments in Canada, the United Kingdom and Norway.

Before-tax exploration expenses were $309 million in the first quarter of 2008, compared with $268 million in the previous quarter and $262 million in the first quarter of 2007.

Midstream

The Midstream segment had first-quarter net income of $137 million, down from $162 million in the previous quarter and up from $85 million in the first quarter of 2007. The decrease from the previous quarter was primarily due to lower realized natural gas liquids prices. The increase from the first quarter of 2007 was primarily due to significantly higher realized natural gas liquids prices.

Refining and Marketing (R&M)

R&M net income was $520 million in the first quarter, down from $1,122 million in the previous quarter and $1,136 million in the first quarter of 2007.

Results for the first quarter were lower primarily due to the absence of inventory benefits realized in the fourth quarter of 2007. Despite a modest increase in the global market crack from the previous quarter, realized refining margins were also lower due to the adverse impact of certain domestic regional gasoline and distillate differentials, as well as secondary product prices, mainly for natural gas liquids and fuel oil. In addition, earnings were less than the previous quarter due to lower volumes, which included a decrease in ConocoPhillips’ ownership interest in the Borger, Texas, refinery to 65 percent in 2008 from 85 percent in 2007. Earnings were also lower due to operational problems in the fluid catalytic cracking unit at the Humber refinery in the United Kingdom. These decreases were partially offset by increased gains from asset rationalization efforts and lower controllable costs.

The decrease in net income from the first quarter of 2007 was primarily due to lower U.S. refining market cracks and lower volumes. Refining volumes decreased due to unplanned downtime at the company’s U.S. Gulf Coast refineries and the ownership interest change in Borger, while international marketing sales declined as a result of 2007 asset dispositions. These decreases were partially offset by higher realized international refining cracks.

The domestic refining crude oil capacity utilization rate for the first quarter was 90 percent, a 6 percent decrease from the previous quarter. Refining volumes decreased due to higher planned maintenance at the company’s refineries in the East and Central regions of the United States, as well as the unplanned downtime at the Gulf Coast refineries. The international crude oil capacity utilization rate was 86 percent, down from 92 percent in the previous quarter. This decrease was primarily the result of weak hydro-skimming margins during the first quarter, which led to run reductions at ConocoPhillips’ Wilhelmshaven, Germany, refinery.

Worldwide, R&M’s refining crude oil capacity utilization rate was 89 percent, down from 95 percent the previous quarter and 94 percent in the first quarter of 2007. Before-tax turnaround costs were $90 million in the first quarter of 2008, up from $80 million in the previous quarter and $75 million in the first quarter of 2007.

LUKOIL Investment

The LUKOIL Investment segment had first-quarter net income of $710 million, up from $649 million in the previous quarter and $256 million in the first quarter of 2007. The results include ConocoPhillips’ estimated equity share of OAO LUKOIL’s (LUKOIL) income for the first quarter based on market indicators and LUKOIL’s publicly available operating results. The increases in net income from the previous quarter and the first quarter of 2007 were primarily due to higher estimated realized prices, partially offset by higher estimated taxes.

For the first quarter of 2008, ConocoPhillips estimated its equity share of LUKOIL production was 459,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 222,000 barrels per day.

Chemicals

Chemicals net income was $52 million in the first quarter, down from $99 million in the previous quarter and $82 million in the first quarter of 2007. The decrease from the previous quarter was primarily due to the absence of a one-time, capital-loss tax benefit included in the fourth quarter of 2007 and higher utility and turnaround costs, partially offset by higher olefins and polyolefins margins. The decrease from the first quarter of 2007 was primarily due to higher utility and turnaround costs, as well as lower aromatics and styrenics margins.

Emerging Businesses

The Emerging Businesses segment had net income of $12 million in the first quarter, up from $2 million in the previous quarter and a net loss of $1 million in the first quarter of 2007. The increase from the previous quarter was primarily due to higher international power generation margins, partially offset by the effects of unplanned downtime at the company’s Immingham Combined Heat and Power plant in the United Kingdom. The increase from the first quarter of 2007 was primarily due to higher international power generation results, partially offset by higher spending associated with ConocoPhillips’ alternative energy programs.

Corporate and Other

First-quarter Corporate expenses were $179 million after-tax, down from $271 million in the previous quarter and $341 million in the first quarter of 2007. The decreases from the previous quarter and the first quarter of 2007 were primarily due to lower net interest expense and reduced foreign exchange losses.

The company’s effective tax rate for the quarter was 45.2 percent. This compared with 40.3 percent in the previous quarter and 41.5 percent in the first quarter of 2007.

Outlook

Mr. Mulva concluded:

“We expect to achieve our strategic objectives for 2008, and we are focused on continuous improvement in all of our operations. We will continue to supply crude oil, natural gas and refined product volumes to meet the world’s energy needs through the disciplined development and efficient operation of our portfolio of high-quality assets.

“We are strengthening distributions to shareholders through increased dividends and continued share repurchases. During the first quarter, we repurchased $2.5 billion of ConocoPhillips common stock and increased our dividend by approximately 15 percent. The number of weighted-average diluted shares outstanding during the first quarter was 1,582 million.

“In addition, we were the successful bidder on several prospective leases located in Alaska’s Chukchi Sea and the U.S. Gulf of Mexico. We also formed a strategic research alliance with Iowa State University and the U.S. Department of Energy’s National Renewable Energy Laboratory in order to identify promising cellulosic biomass conversion technologies.

“We are pleased to be working with BP to construct a pipeline that will move natural gas from Alaska’s North Slope through Canada to the U.S. Lower 48. This pipeline will move approximately 4 billion cubic feet of natural gas per day to markets, and it will be the largest private sector construction project ever built in North America.

“Looking ahead to the second quarter, we expect the company’s E&P segment production will be lower than the first quarter as a result of scheduled maintenance. We anticipate full-year 2008 production will be consistent with our operating plan. We expect exploration expenses to be approximately $250 million for the quarter.

“Downstream, while margins are anticipated to improve, we expect continued negative pressure from crude costs relative to secondary product prices. As a result of planned maintenance during the quarter at several facilities and the potential for ongoing weak hydro-skimming margins at our Wilhelmshaven refinery, we anticipate the worldwide refining crude oil capacity utilization rate to be in the lower-90-percent range during the second quarter. Turnaround costs are expected to be approximately $175 million before-tax for the quarter.

“Lastly, we anticipate share repurchases will be between $2 billion and $3 billion for the second quarter, which is in line with our plans to complete $10 billion in authorized share repurchases for 2008.”

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 32,800 employees, $183 billion of assets, and $220 billion of annualized revenues as of March 31, 2008. For more information, go to www.conocophillips.com.

ConocoPhillips’ quarterly conference call is scheduled for 10 a.m. Eastern time today.

To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link.

For financial and operational tables and detailed supplemental information, go to

www.conocophillips.com/investor/financial_reports/earnings_reports

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. The company uses certain terms in this release, such as "including Canadian Syncrude," and “resources” that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosures in the company’s periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company’s Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.

CONTACT:
ConocoPhillips, Houston
Becky Johnson, 281-293-6743 (media)
or
Gary Russell, 212-207-1996 (investors)